Exhibit 99.1

Mosaic Announces Final Results of Offers to Purchase for Cash Certain of its Outstanding Debt Securities

TAMPA, Fla., August 17, 2026 - The Mosaic Company (NYSE: MOS) (“Mosaic”) today announced the expiration and final results of its previously announced cash tender offers (collectively, the “Offers”) to purchase the outstanding 4.050% Senior Notes due 2027 (the “2027 Notes”), 7.30% Debentures due 2028 (the “2028 Debentures”), 5.375% Senior Notes due 2028 (the “2028 Notes”) and 4.350% Senior Notes due 2029 (the “2029 Notes” and together with the 2027 Notes, 2028 Debentures and 2028 Notes, the “Notes,” and each a “Series of Notes”), in each case upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 10, 2026 (the “Offer to Purchase”) and any related documents (collectively with the Offer to Purchase, the “Tender Offer Documents”). Capitalized terms used but not defined in this press release have the meanings given to them in the Offer to Purchase.

The Offers expired at 5:00 p.m., New York City time, on August 14, 2026 (such time and date, the “Expiration Date”). Withdrawal rights for the Offers expired at the Expiration Date, and accordingly, Notes validly tendered in the Offers may no longer be withdrawn except where additional withdrawal rights are required by law.

At the Expiration Date, according to information provided by Global Bondholder Services Corporation, the tender and information agent for the Offers (the “Tender and Information Agent”), the aggregate principal amount of each Series of Notes validly tendered and not validly withdrawn pursuant to the Offers and the aggregate principal amount of each series of Notes accepted for purchase, are set forth in the table below.

Series of Notes	Issuer	CUSIP/ISIN Number(1)	Aggregate Principal Amount Outstanding Prior to Tender Offer	Series Cap		Acceptance Priority Level	Total Consideration(2)	Aggregate Principal Amount Tendered	Aggregate Principal Amount Accepted
4.050% Senior Notes due 2027	The Mosaic Company	61945CAG8 / US61945CAG87	$700,000,000	N/A		1	$996.82	$395,103,000	$395,103,000
7.30% Debentures due 2028	Mosaic Global Holdings, Inc.	449669AK6 / US449669AK64	$147,100,000	N/A		2	$1,037.99	$38,931,000	$38,931,000
5.375% Senior Notes due 2028	The Mosaic Company	61945CAH6 / US61945CAH60	$400,000,000	N/A		3	$1,017.38	$275,878,000	$275,878,000
4.350% Senior Notes due 2029	The Mosaic Company	61945CAJ2 / US61945CAJ27	$500,000,000	$160,000,000	(3)	4	$993.31	$426,996,000	$161,074,000

(1)	No representation is made as to the correctness or accuracy of the CUSIP or ISIN numbers listed above.
(2)

Represents the total consideration for each Series of Notes (the “Total Consideration”) payable per each $1,000 principal amount of such Series of Notes validly tendered and accepted for purchase in the Offers. The Total Consideration for each Series of Notes was determined at 2:00 p.m., New York City time, on August 14, 2026, in the manner described in the Tender Offer Documents.

(3)	Reflects a 2% increase in the aggregate amount of 2029 Notes sought in the Offer for such 2029 Notes.

All conditions to the Offers were satisfied or waived on or prior to the Expiration Date. On the “Settlement Date” of August 18, 2026, Holders whose Notes have been accepted for purchase will also receive an Accrued Coupon Payment. The Notes validly tendered but not accepted for purchase will be returned promptly to the tendering Holders in accordance with the Offer to Purchase.

Based upon information received from the Tender and Information Agent, Mosaic will accept all tendered 2027 Notes, 2028 Debentures and 2028 Notes in full. Mosaic has exercised its right to increase the amount of 2029 Notes accepted for purchase by 2% of the outstanding aggregate principal amount of such Series of Notes and as a result, will accept for purchase the tendered 2029 Notes at a proration factor of approximately 37.78%.

Citigroup Global Markets Inc., BMO Capital Markets Corp. and U.S. Bancorp Investments, Inc. served as dealer managers (the “Dealer Managers”) for the Offers. Global Bondholder Services Corporation served as the Tender and Information Agent for the Offers. For additional information, please contact: Citigroup Global Markets Inc. at +1 (800) 558-3745 (toll-free) or +1 (212) 723-6106 (collect), BMO Capital Markets Corp. at +1 (833) 418-0762 (toll-free) or +1 (212) 702-1840 (collect), or U.S. Bancorp Investments, Inc. at +1 (800) 479-3441 (toll-free), +1 (917) 558-2756 (collect) or by email at liabilitymanagement@usbank.com. Requests for documents and questions regarding the tendering of Notes may be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 (for banks and brokers only) and (855) 654-2015 (for all others toll-free) or to the Dealer Managers at their respective telephone numbers. Copies of the Offer to Purchase are available at: https://www.gbsc-usa.com/mosaic/. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The Offers were made only by and pursuant to the terms of the Offer to Purchase and only to such persons and in such jurisdictions as is permitted under applicable law. The information in this press release is qualified by reference to the Offer to Purchase.

Forward-Looking Statements

This release includes forward-looking statements. Forward-looking statements are based on the views and assumptions of management as of the date of this release. They are subject to known and unknown risks and uncertainties. These risks include, but are not limited to: market conditions, regulatory and environmental requirements, operational risks, commodity price volatility, labor matters, completion and timing of potential transactions, accounting determinations and other risks and uncertainties described in Mosaic’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Mosaic assumes no obligation to update any forward-looking statements.

About The Mosaic Company

The Mosaic Company (NYSE: MOS) helps the world grow the food it needs. Headquartered in Tampa, Florida, Mosaic is a leading producer and marketer of potash and phosphate fertilizer which are essential inputs for the world’s farmers. Through the Mosaic Biosciences platform, the company is advancing the next generation of biological solutions designed to improve nutrient use efficiency, strengthen crop performance, and support more sustainable agricultural systems. As a Fortune 500 company with 13,000 employees serving customers in more than 40 countries, Mosaic is helping build resilient and productive food systems for the future.

Contact

Investors:

Paul Massoud, CFA, 813-775-4260

paul.massoud@mosaicco.com

Joan Tong, CFA, 863-640-0826

joan.tong@mosaicco.com

Media:

Ben Pratt, 813-775-4206

media@mosaicco.com